UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2011

Beam Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Lake Cook Road Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2011, Beam Inc. (“Beam”) entered into a $750 million five-year unsecured revolving credit agreement among Beam, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent (the “Credit Agreement”). The Credit Agreement replaces Beam’s existing $750 million revolving credit agreement that was scheduled to mature in February 2013. Proceeds of any borrowings under the Credit Agreement may be used for general corporate purposes.

Amounts may be borrowed in U.S. Dollars, Euros or British Pounds Sterling. Interest on Eurocurrency loans will accrue at LIBOR (with interest periods of 1, 2, 3 or 6 months) plus spreads based on credit ratings assigned to Beam’s outstanding senior unsecured debt. Interest on alternate base rate loans will accrue at the highest of (i) JPMCB’s prime rate, (ii) the federal funds effective rate plus 1/2 of 1% per annum or (iii) the Adjusted LIBO Rate (as defined in the Credit Agreement) plus 1% per annum. Beam may also request competitive bids or negotiated rates for interest on loans under the Credit Agreement. Beam may, subject to the satisfaction of certain conditions, request that the aggregate principal amount of the facility be increased by up to $250 million in the aggregate.

The Credit Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Credit Agreement also includes financial covenants under which Beam is required to maintain (i) a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.00 to 1.00 and (ii) a maximum ratio of debt to capitalization of 0.55 to 1.00.

Under certain conditions the lending commitments under the Credit Agreement may be terminated by the lenders and amounts outstanding under the Credit Agreement may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of Beam and its subsidiaries, bankruptcy, material judgments rendered against Beam or certain of its subsidiaries, certain ERISA events or a change of control of Beam, subject to various exceptions and notice, cure and grace periods.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference. The Credit Agreement replaces the Three-Year Revolving Credit Agreement dated as of February 3, 2010, among Beam (formerly known as Fortune Brands, Inc.), Fortune Brands Finance UK p.l.c., the lenders party thereto, and JPMCB, as Administrative Agent (the “2010 Credit Agreement”), which was terminated concurrently with Beam entering into the Credit Agreement. The description of the material terms and conditions of the 2010 Credit Agreement under “Item 1.01. Entry into a Material Definitive Agreement” in the Current Report on Form 8-K of Beam filed on February 5, 2010 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Credit Agreement dated as of December 14, 2011, among Beam Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM INC. (Registrant)

Date: December 16, 2011	By:	/s/ Robert F. Probst
	Name:	Robert F. Probst
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of December 14, 2011, among Beam Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.